Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization/Incorporation

MHI Hospitality, L.P.

MHI Hospitality TRS, LLC

MHI Hospitality TRS Holding, Inc.

MHI GP LLC

Laurel Hotel Associates LLC

MHI Laurel West LLC

Philadelphia Hotel Associates LP

Brownstone Partners, LLC

Capitol Hotel Associates L.P., L.L.P.

Savannah Hotel Associates LLC

MHI Jacksonville LLC

Louisville Hotel Associates, LLC

MHI Hotel Investments Holdings, LLC

MHI Hospitality TRS II, LLC

Tampa Hotel Associates, LLC

Hampton Hotel Associates, LLC

MHI Asset Recovery, LLC

MHI Recovery Management Services, LLC

Delaware Delaware Maryland Delaware Maryland Maryland Pennsylvania North Carolina Virginia Virginia Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware